EXHIBIT 11

                            SYNOVUS FINANCIAL CORP.

                           COMPUTATION OF NET INCOME
                                PER COMMON SHARE
                     (In thousands, except per share data)
                                  (Unaudited)

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


                        Three Months Ended March 31, 2001       Three Months Ended March 31, 2000
                        ----------------------------------      ----------------------------------
                           Net       Average    Net Income         Net       Average    Net Income
                          Income      Shares     per Share        Income      Shares    Per Share
                        ---------   --------   -----------      ---------   ---------   ----------
EPS - Basic           $    71,885     287,707  $      0.25    $    61,392     282,163   $    0.22


Effect of dilutive
  options                               5,541                                   2,788
                      -----------  ----------                  ----------   ---------


EPS - Diluted         $    71,885     293,248  $      0.25    $    61,392     284,951   $    0.22
                        =========   =========  ===========     ==========   =========   ==========
